UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/26/2007

NETWORK ENGINES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30863

Delaware	04-3064173
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

25 Dan Road, Canton, MA 02021
(Address of principal executive offices, including zip code)

781-332-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2007, the Company hired Mr. Paul D. Butler as Vice President, Worldwide Sales.

Following is the additional information required by Item 5.02(c) of Form 8-K with respect to the appointment of Mr. Butler:

Experience

Mr. Butler has served as Vice President, Worldwide Sales and Marketing of Ineoquest Technologies, a developer of test and monitoring equipment for IPTV and Video over IP networks, from November 2005 to April 2006. From January 1999 through October 2005, Mr. Butler served as Vice President of Sales for various groups within Brooktrout Technology, Inc., a designer and manufacturer of Digital Signal Processing technology.

Employment Arrangements

On February 26, 2006, the Company entered into a letter agreement (the "Letter Agreement") with Mr. Butler, in connection with his employment as the Company's Vice President of Worldwide Sales. The Letter Agreement provides that Mr. Butler will receive an annual base salary of $130,000 and will be eligible to earn incentive compensation targeted at $140,000 annually. The actual incentive compensation awarded will be tied to the achievement of overall Company objectives as well as individual performance metrics, as determined by the compensation committee of the Board of Directors. The Letter Agreement provides that Mr. Butler will, subject to approval of the Company's Board of Directors, receive options to purchase 150,000 shares of common stock of the Company.

Additionally, on February 26, 2006, the Company entered into a Severance Terms Agreement with Mr. Butler (the "Severance Agreement"). Pursuant to the Severance Agreement, if Mr. Butler's employment is terminated by the Company without Cause (as defined in the Severance Agreement), or by Mr. Butler for Good Reason (as defined in the Severance Agreement), then the Company will, for a period of six months following termination, continue to pay Mr. Butler his base salary as in effect on the date of termination and will pay the full COBRA premium for coverage similar to that maintained while Mr. Butler was employed by the Company, provided he has timely elected and continues to be eligible for such coverage, subject to the execution by Mr. Butler of a severance agreement and release.

In accordance with the Company's policy of granting stock options to new employees on the last day of the month in which the employee commenced employment, on February 28, 2007, Mr. Butler was granted options to purchase 150,000 shares of the Company's common stock under its 1999 Stock Incentive Plan, as amended. The options were issued with an exercise price of $2.09 per share, which is equal to the closing price of the common stock of the Company on the Nasdaq Global Market on the date of grant. The options will vest as to 37,500 shares on the first annivarsary of his date of hire and as to 9,375 shares quarterly thereafter for the remaining 12 quarters. The option grant was evidenced by an option agreement substantially in the form of the Form of Incentive Stock Option Agreement, which was filed as Exhibit 10.3 to the Company's registration statement on Form S-1 (File No. 333-34286) and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES INC

Date: March 01, 2007	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Offer letter dated February 16, 2007 between Network Engines, Inc. and Mr. Paul D. Butler
EX-10.2	Severance Terms Agreement dated February 26, 2007 between Network Engines, Inc. and Mr. Paul D. Butler